EBENEFITS, INCORPORATED

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED INCOME STATEMENT

YEAR ENDED DECEMBER 31, 2008

(Unaudited)

Revenue	$––

Operating expenses:
Administrative expenses	37,453
Total operating expenses	37,453

Loss from operations	(37,453)

Loss before income taxes	(37,453)

Provision for income taxes	––

Net loss	$(37,453)

Basic and diluted loss per share	$(0.24)

Weighted average number of shares outstanding	152,678